Exhibit 99.1

AstroNova Signs Definitive Agreement to Acquire

European Digital Printing Manufacturer Trojanlabel

Acquisition Adds Complementary Product Identification Technologies

and Opens New Geographic Markets

WEST WARWICK, RI, January 12, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced the signing by its wholly owned Danish subsidiary, ANI ApS, of a definitive agreement to acquire Trojanlabel ApS, a European manufacturer of products including digital color label presses and specialty printing systems for a broad range of end markets. The purchase price is DKK 63.6 million (approximately $9 million), with an additional earn-out potential of DKK 32.5 million to 48.7 million (approximately $5 million to $7 million), subject to closing adjustments. The acquisition is subject to customary closing conditions and is expected to close at the beginning of February 2017. Excluding acquisition-related expenses, the acquisition is expected to be accretive to AstroNova’s earnings in the first 12 months of combined operation.

“The acquisition of Trojanlabel dovetails with our strategy of identifying strong, profitable and growing businesses that directly complement one of our core lines of business,” said Gregory A. Woods, AstroNova’s President and Chief Executive Officer. “Trojanlabel has grown rapidly to become one of the leading manufacturers in the digital color label printer market. Their products are well known for their innovative design and superior performance. Trojanlabel has an extremely talented R&D group that will help further accelerate our own product development process. We’re excited about bringing Trojanlabel’s team, innovative technology and outstanding products into the AstroNova family.”

Trojanlabel’s major product lines include standalone digital color label presses; digital color print station OEM modules for intermediate-volume markets such as print shops, label converters, manufacturers, brand owners, contract packaging and the secondary labels/logistics market; and an overprinting system that enables high-quality, 4-color printing on surfaces such as uncoated papers, cardboards and materials that are pre-treated for aqueous inkjet printing. The company also manufactures a table-top system designed for on-demand color-label printing. Founded in 2012, Trojanlabel is based in Copenhagen, Denmark.

“Trojanlabel will expand our leadership position in the digital color label printer market, adding high performance color label presses to AstroNova’s tabletop printer products and creating significant cross-selling opportunities,” Woods said. “This acquisition also substantially expands our European manufacturing base and broadens the geographic footprint of our Product Identification business, complementing our strong North American direct sales force with Trojanlabel’s formidable dealer network in Africa, Asia, Europe and the Middle East.”

“We are excited about becoming part of the AstroNova team,” said Trojanlabel Managing Director Mikkel Wichmann. “Our companies not only align perfectly from a technology standpoint, but also share similar operating cultures. Like AstroNova, much of our success can be attributed to staying close to our customers and tightly managing product development and manufacturing processes to ensure a short time to market, and a focus on creating products that are cost-effective for a broad range of users and industries.”

Following completion of the acquisition, Trojanlabel will operate as an indirect wholly owned subsidiary of AstroNova.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated consumables that allow customers to mark, track and enhance the appearance of their products. Major brands include QuickLabel®, the industry leader in onsite digital color label printing. The Test and Measurement segment includes the T&M Product Group, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The Test and Measurement segment also includes a line of Aerospace Products such as printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information, and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates, Inc.

(617) 542-5300

ALOT@investorrelations.com

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